Exhibit 99.1

Così, Inc. Reports 2015 Period 10 Comparable Restaurant Sales
BOSTON – Nov. 04, 2015 (GLOBE NEWSIRE) -- Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that estimated system-wide comparable restaurant sales for the 2015 Period 10, as measured for restaurants in operation for more than 15 months, recorded an aggregate decrease of 0.5% as compared to the 2014 Period 10.  The breakdown in estimated comparable restaurant sales between Company-owned and Franchise-owned restaurants are as follows:

For the 4 Weeks Ended October 26, 2015

Company- Owned	-0.5%

Franchise	-0.5%

Total System-Wide	-0.5%

Comparable locations are defined as restaurants in operation for more than 15 consecutive months as either Company-owned or Franchise-owned locations.  The 13 Hearthstone restaurants were acquired by the Company on April 1, 2015, and are not included in the reported Company-owned estimated comparable restaurant sales.  Commencing with the 2015 Period 10, the Company is now disclosing comparable sales for the acquired restaurants separately.  For the 2015 Period 10, the Hearthstone locations recorded an aggregate increase in comparable restaurant sales of 1.7% compared to the 2014 Period 10.

"While the period's results were below our expectations, I am pleased with the improvements we experienced in some markets, as well as the continued growth in our Boston restaurants," stated RJ Dourney, Cosi's President and CEO.  "I am excited about the prospects that our digital media campaign, which kicked off in New York City on November 2nd, will have on bringing in new guests and lay the foundation for a broader campaign elsewhere.  I am also confident in the ongoing sales building initiatives in place in all other markets," Dourney went on to say.

Dourney then addressed the franchise comparative sales, stating, "We continued to see consistent sales growth trends across our franchise system.  However, one location is experiencing extraordinarily challenging circumstances, which continued to negatively impact our franchise results."

About Così, Inc.
Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Cosi® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites.  Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities.  There are currently 79 Company-owned and 30 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries.  Copyright © 2015 Così, Inc.  All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  This press release contains statements that constitute forward-looking statements under the federal securities laws.  Forward-looking statements are statements about future events and expectations and not statements of historical fact.  The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements.  We qualify any forward-looking statements entirely by these cautionary factors.  Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management.  Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.  Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions.  Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

CONTACT:
InvestorRelations@getcosi.com

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020